EXHIBIT 10.4.1

VISTEON CORPORATION 2010 INCENTIVE PLAN, AS AMENDED

NONQUALIFIED STOCK OPTION GRANT AGREEMENT

Visteon Corporation, a Delaware corporation (the “Company”), subject to the terms and conditions of the Visteon Corporation 2010 Incentive Plan, as amended (the “Amended Plan”) and this non-qualified stock option grant agreement (this “Agreement”), hereby grants to Participant Name, Global ID Employee ID, (the “Participant”), the non-qualified stock option (the “Option”) as further described herein. For purposes of this Agreement, “Employer” means the entity (the Company or a Subsidiary) that employs the Participant. The option granted hereby is not intended to be an Incentive Stock Option within the meaning of Section 422 of the Internal Revenue Code of 1986, as amended. All capitalized words not defined in this Agreement have the meanings assigned to them in the Amended Plan.
1.Grant of Option.
The Company hereby grants to the Participant an “Option” to purchase Number of Awards Granted shares of common stock of the Company (“Option Shares”), effective as of Grant Date (the “Grant Date”) under the Amended Plan, and exercisable as of the date or dates of vesting discussed below (“Vesting Dates”) at Grant Price (the “Exercise Price”), in accordance with the terms and conditions specified herein. In the event of certain corporate transactions, the number of Option Shares covered by this Agreement may be adjusted by the Organization and Compensation Committee of the Board of Directors of the Company (the “Committee”) as further described in Section 13 of the Amended Plan. Electronic acceptance of this Agreement through the third party designee must be made within 90 days of the Grant Date (by Accept By Date); otherwise the award in its entirety will be forfeited.
2.    Vesting of Option.
(a)    Unless terminated earlier pursuant to Paragraphs 3 and/or 4, during the Participant’s continuous employment with the Employer, the Option will vest in accordance with the following vesting schedule:
(i)    One-third will vest on the first anniversary of the Grant Date;
(ii)    One-third will vest on the second anniversary of the Grant Date; and
(iii)    One-third will vest on the third anniversary of the Grant Date.
(b)    If a Change in Control (as defined in the Amended Plan) occurs before the Option has vested in full, the following rules will apply, in addition to the vesting provided for in Paragraph 2(a):

Rev. 03/2019

(i)    If the Option is not assumed, converted or replaced by the acquirer or other continuing entity, the Option will become fully vested (to the extent not previously vested) immediately before the Change in Control and the Participant will be deemed to have automatically exercised the Option (to the extent vested and outstanding) on the same date.
(ii)    If (A) the Option is assumed, converted or replaced by the acquirer or other continuing entity and (B) the Participant’s employment is terminated within 24 months following the Change in Control by the Employer without “Cause” (as defined below) (other than by reason of death or “disability” (as defined below)) or as otherwise set forth in any change in control agreement, the Option, to the extent not previously vested, will become fully vested immediately upon the termination of the Participant’s employment and the Participant's rights with respect to the Option will continue in effect until the date 365 days after the date of such termination (but not later than the date immediately preceding the seventh anniversary of the Grant Date), subject to any other limitation on the exercise of such rights in effect at the date of exercise.
3.    Termination of Employment.
(a)    Except as set forth in Paragraph 2(b) or in the remaining provisions of this Paragraph 3, if the Participant's employment with the Employer is terminated for any reason, the Participant's right to exercise the Option will terminate on the date of termination of employment and all rights hereunder will cease. The Option will be forfeited to the extent not yet vested as of the date of termination of employment with the Employer.
(b)    Notwithstanding the provisions of Paragraph 3(a), if the Participant is placed on an approved leave of absence, with or without pay, the Participant’s rights with respect to the Option will continue in effect or continue to accrue as if the Participant was actively employed.
(c)    Notwithstanding the provisions of Paragraph 3(a), if the Participant's employment with the Employer is terminated by reason of “retirement” (as defined below), disability (for U.S. employees, as defined in the Company’s long-term disability plan and for employees outside of the U.S. as determined by the Employer’s long-term disability policy or by the Committee or its delegate, in its sole discretion) or death, and provided that at the date of termination, the Participant had remained in the employ of the Employer for at least 180 days following the Grant Date, the Participant's rights with respect to the Option will continue in effect or continue to accrue for the period ending on the date immediately preceding the seventh anniversary of the Grant Date, subject to any other limitation on the exercise of such rights in effect at the date of exercise. For purposes of this Agreement, “retirement” means the Participant terminates employment either (1) after attaining age 55 and completion of at least 10 years of service, or (2) after completion of at least 30 years of service, regardless of age.
(d)    Notwithstanding the provisions of Paragraph 3(a), if the Participant's employment with the Employer is terminated by reason of the Participant’s voluntary resignation, the Participant's rights with respect to the vested portion of the Option at the date of termination will continue in effect until the date 90 days after the date of such termination (but not later than the date immediately preceding the seventh anniversary of the Grant Date), subject to any other limitation on the exercise of such rights in effect at the date of exercise. The Option will be forfeited to the extent not yet vested at the date of termination.
(e)    Notwithstanding the provisions of Paragraph 3(a), if the Participant's employment with the Employer is involuntarily terminated by the Company without “Cause” (as defined below) and provided that at the date of termination, the Participant had remained in the employ of the Employer for at least 180 days following the Grant Date, the Participant's rights with respect to the vested portion of the Option will continue in effect until the date 365 days after the date of such termination (but not later than the date immediately preceding the seventh anniversary of the Grant Date), subject to any other limitation on the exercise of such rights in effect at the date of exercise. The Option will be forfeited to the extent not yet vested at the date of termination. For purposes of this Paragraph 3(e), “Cause” for termination by the Employer shall mean (i) the willful and continued failure by the Participant to substantially perform the Participant’s duties with the Company (other than any such failure resulting from the Participant’s incapacity due to physical or mental illness) after a written demand for substantial performance is delivered to the Participant by (A) if the Participant is an executive officer of the Company, the Board of Directors, or (B) if the Participant is not an executive officer of the Company, the head of the Company’s global human resources department, which demand specifically identifies the manner in which the Employer believes that the Participant has not substantially performed the Participant’s duties, or (ii) the willful engaging by the Participant in conduct which is demonstrably and materially injurious to the Company, monetarily or otherwise.
(f)    For purposes of the Option, the Participant’s employment is considered terminated as of the earlier of (a) the date the Participant’s employment with the Employer is terminated; (b) subject to Paragraph 3(b), the date on which the Participant ceases to provide active service to the Employer; or (c) the date on which the Participant receives a notice of termination of employment (in all cases, regardless of the reason for such termination and whether or not later found to be invalid or in breach of employment laws in the jurisdiction where the Participant is employed or rendering services or the terms of the Participant’s employment or service contract, if any). The Participant’s rights to participate in the Amended Plan will not be extended by any notice period (e.g., service would not include any contractual notice or any period of “garden leave” or period of pay in lieu of such notice required under any employment law in the country where the Participant works or resides (including, but not limited to, statutory law, regulatory law and/or common law)). The Committee or its delegate shall have the exclusive discretion to determine when the Participant is no longer actively providing services for purposes of the Option.
4.    Cancellation of the Option.
The Option will terminate, and cease to be exercisable, on the earliest of the following:
(a)    The date immediately preceding the seventh anniversary of the Grant Date; or

(b)    In the event of the Participant's termination of employment with the Employer, such earlier date as determined in accordance with the rules set forth in Paragraph 3.
5.    Exercise of Option.
(a)    The Participant may, subject to the limitations of this Agreement and the Amended Plan, exercise all or any portion of the Option that has become vested and that has not been cancelled under Paragraphs 3 or 4 by providing notice of exercise to the Company (in a form acceptable to the Company) specifying the whole number of Option Shares with respect to which the Option is being exercised, (i) accompanied by payment of the exercise price, withholding taxes and any applicable fees and expenses for such Option Shares in cash or by check, (ii) providing notice to the Company (in a form acceptable to the Company) to withhold such number of Option Shares otherwise deliverable upon exercise of the Option having a Market Price equal to the aggregate exercise price, withholding taxes and any applicable fees and expenses for such Option Shares or (iii) through a cashless exercise procedure established by the Committee, provided that if the Participant is an executive officer of the Company, the Company shall have approved such exercise in advance. If the Participant lives in a jurisdiction other than the United States, the Committee has the right to limit the means of exercise to only the foregoing clauses (ii) or (iii).
(b)    After receiving proper notice of exercise and full payment of the exercise price, including full payment of any taxes, any brokerage fees associated with the sale of the Option Shares, and any other applicable fees and expenses, the Company will issue to the Participant (or the Participant's beneficiary) the Option Shares purchased and not surrendered.
(c)    Notwithstanding the foregoing, the Option will not be exercisable if and to the extent the Committee determines that such exercise would violate applicable state or federal securities laws or the rules and regulations of any securities exchange on which the Stock is then traded, or would violate the laws of any applicable jurisdiction, and the exercise thereof may be limited or delayed until such requirements are met.
(d)    The Company may retain the services of a third-party administrator to effectuate Option exercises and to perform other administrative services in connection with the Amended Plan. To the extent that the Company has retained such an administrator, any reference to the Company shall be deemed to refer to such third party administrator retained by the Company, and the Company may require the Participant to exercise the Participant's Option only through such third-party administrator.
6.    Responsibility for Taxes; Withholding.
(a)    Regardless of any action the Company or the Employer takes with respect to any or all income tax (including U.S. federal, state and local taxes and/or non-U.S. taxes), social insurance, payroll tax, payment on account or other tax-related withholding (“Tax-Related Items”), the Participant acknowledges that the ultimate liability for all Tax-Related Items legally due by the Participant is and remains the Participant’s sole responsibility. Furthermore, the Company and the Employer (i) make no representations or undertakings regarding the treatment of any Tax-Related Items in connection with any aspect of the Option, including the grant of the Option, the vesting of the Option, the exercise of the Option, and the subsequent sale of any Option Shares acquired pursuant to this Agreement; and (ii) do not commit to structure the terms of the grant or any aspect of the Option to reduce or eliminate the Participant’s liability for Tax-Related Items. Further, if the Participant becomes subject to taxation in more than one country between the date the Option is granted and the date of any relevant taxable or tax withholding event, as applicable, the Participant acknowledges that the Company and/or the Employer (or former employer, as applicable) may be required to withhold or account for Tax-Related Items in more than one country.
(b)    The Company and/or the Employer may satisfy its obligation to withhold Tax-Related Items associated with the exercise of the Option as described in clauses 5(a)(i) or (ii) above, in any manner determined by the Committee, including by withholding a portion of the Participant’s cash compensation or by withholding a number of Option Shares deliverable having a Market Price equal to the amount required to be withheld. If the obligation for Tax-Related Items is satisfied by withholding a number of Option Shares deliverable, the Participant shall be deemed to have been issued the full number of Option Shares, notwithstanding that a number of the Option Shares are held back solely for the purpose of paying the Tax-Related Items due as a result of the exercise of the Option. The Committee shall determine, in its discretion, whether cash shall be given in lieu of any fractional Option Share remaining after the withholding requirements are satisfied equal to the Fair Market Value of such fractional share or whether some other more administratively feasible mechanism will be utilized. The Company may also require the Participant to deliver a check in the amount of any tax withholding obligation, or to otherwise indemnify the Company, as a condition to the issuance of any shares of Stock hereunder.
(c)    In the event the withholding requirements are not satisfied, no shares of Stock will be issued to the Participant (or the Participant’s personal representative or beneficiary, as the case may be) upon exercise of the Option unless and until satisfactory arrangements (as determined by the Committee) have been made by the Participant with respect to the payment of any Tax-Related Items.
(d)    This Option is intended to be excepted from coverage under Section 409A of the Code (“Section 409A”) and shall be administered, interpreted and construed accordingly. The Company may, in its sole discretion and without the Participant’s consent, modify or amend this Agreement, impose conditions on the timing and effectiveness of the exercise of the option by the Participant, or take any other action it deems necessary or advisable, to cause the option to be excepted from Section 409A (or to comply therewith to the extent the Company determines it is not excepted). Notwithstanding the foregoing, the Participant recognizes and acknowledges that Section 409A may impose upon the Participant certain taxes or interest charges for which the Participant is, and shall remain, solely responsible.
7.    Conditions on Option Award.
(a)Notwithstanding anything herein to the contrary, the Committee may cancel the Option, and may refuse to deliver any Option Shares for which the Participant has tendered a notice of exercise and payment of the exercise price, if before a Change in Control and during the period from the date of the Participant's termination of employment from the Employer to the date any Option Shares purchased hereunder are delivered to the Participant, the Committee determines that the Participant has either (i) refused to be available, upon request, at reasonable times and upon a reasonable basis, to consult with, supply information to and otherwise cooperate with the Company or its Subsidiaries with respect to any matter that was handled by the Participant or under the Participant's supervision while the Participant was in the employ of the Employer or (ii) engaged in any activity in violation of any non-competition and/or non-solicitation covenants.
(b)Notwithstanding anything herein to the contrary, any Option granted hereunder will be subject to mandatory repayment by the Participant to the Company to the extent the Participant is, or in the future becomes, subject to (i) any Company claw-back or recoupment policy that is adopted to comply with the requirements of any applicable laws, rules or regulations, or otherwise, or (ii) any applicable laws which impose mandatory recoupment, under circumstances set forth in such applicable laws, including as required by the Sarbanes-Oxley Act of 2002, the Dodd-Frank Wall Street Reform and Consumer Protection Act, or other applicable law, regulation or stock exchange listing requirement, as may be in effect from time to time, and which may operate to create additional rights for the Company with respect to the Option and recovery of amounts relating thereto. By accepting this Option, the Participant agrees and acknowledges that the Participant is obligated to cooperate with, and provide any and all assistance necessary to, the Company to recover or recoup this Option or amounts paid under this Option subject to claw-back pursuant to such law, government regulation, stock exchange listing requirement or Company policy. Such cooperation and assistance shall include, but is not limited to, executing, completing and submitting any documentation necessary to recover or recoup this Option or amounts paid hereunder from the Participant’s accounts, or pending or future compensation awards that may be made to the Participant.
In the event that the Committee refuses to deliver Option Shares under this Paragraph 7, the amount of the exercise price and taxes, if any, tendered by the Participant or the Participant's beneficiary for purchase of the Option Shares will be promptly returned to the Participant or the beneficiary.
8.    Non-transferability.
The Participant has no rights to sell, assign, transfer, pledge, or otherwise alienate the Option under this Agreement, and any such attempted sale, assignment, transfer, pledge or other conveyance will be null and void. The Option will be exercisable during the Participant's lifetime only by the Participant (or the Participant's legal representative).
9.    Securities Law Restrictions.
(a)If the Participant is resident outside of the United States, the Option grant is not intended to be a public offering of securities in the Participant’s country. The Company has not submitted any registration statement, prospectus or other filings with the local securities authorities (unless otherwise required under local law), and this Option grant is not subject to the supervision of the local securities authorities.

(b)Notwithstanding anything herein to the contrary, the Committee, in its sole and absolute discretion, may refuse to honor any notice of exercise, may delay an exercise or delay issuing Option Shares following an exercise, may impose additional limitations on the Participant's or beneficiary’s ability to exercise the Option or receive Option Shares upon exercise, and/or may impose restrictions or conditions on the Participant’s or beneficiary’s ability to directly or indirectly sell, hypothecate, pledge, loan, or otherwise encumber, transfer or dispose of the Option Shares acquired upon exercise, if the Committee determines that such action is necessary or desirable for compliance with any applicable state, federal or non-U.S. law, the requirements of any stock exchange on which the shares of Stock are then traded, or is requested by the Company or the underwriters managing any underwritten offering of the Company’s securities pursuant to an effective registration statement filed under the Securities Act of 1933.
10.Limited Interest.
(a)    The grant of the Option shall not be construed as giving the Participant any interest other than as provided in this Agreement. The Participant shall have no voting or any other rights as a shareholder as a result of the grant of the Option, until the Option is exercised, the exercise price and applicable taxes are paid, and the Option Shares issued hereunder.
(b)    The grant of the Option shall not affect in any way the right or power of the Company to make or authorize any or all adjustments, recapitalizations, reorganizations, or other changes in the Company’s capital structure or its business, or any merger, consolidation or business combination of the Company, or any issuance or modification of any term, condition, or covenant of any bond, debenture, debt, preferred stock or other instrument ahead of or affecting the stock or the rights of the holders thereof, or the dissolution or liquidation of the Company, or any sale or transfer of all or any part of its assets or business or any other Company act or proceeding, whether of a similar character or otherwise.
11.Nature of Grant.
In accepting the Option, the Participant acknowledges and agrees that:
(a)    the Amended Plan is established voluntarily by the Company, it is discretionary in nature and it may be modified, amended, suspended or terminated by the Company at any time;

(b)    the grant of the Option is a one-time benefit and does not create any contractual or other right to receive future grants of stock options or benefits in lieu of stock options, or other benefits in the future, even if stock options have been granted repeatedly in the past;

(c)    all decisions with respect to future grants of Options, if any, and their terms and conditions, will be made by the Company, in its sole discretion;

(d)    nothing contained in this Agreement is intended to create or enlarge any other contractual obligation between the Company or any of its Subsidiaries and the Participant;

(e)    the Participant is voluntarily participating in the Amended Plan;

(f)    the grant of the Option will not confer on the Participant any right to continue as an employee or continue in service of the Employer, nor interfere in any way with the right of the Employer to terminate the Participant's employment at any time;

(g)    the grant of the Option will not be interpreted to form an employment or service contract or relationship with the Company or any of its Subsidiaries;

(h)    the Option is an extraordinary item that does not constitute compensation of any kind for services of any kind rendered to the Company or any Subsidiary, and are outside the scope of the Participant’s employment contract, if any;

(i)    the Option is not intended to replace any pension rights or compensation;

(j)    the Option is not part of the Participant’s normal or expected compensation or salary for any purpose, including, but not limited to, calculating any severance resignation, termination, redundancy, dismissal, end-of-services payments, holiday pay, bonuses, long-service awards, pension or retirement or welfare benefits, or similar payments and in no event should they be considered as compensation for, or relating in any way to past services for the Company or any of its Subsidiaries or Affiliates;

(k)    the future value of the shares of Stock underlying the Option is unknown and cannot be predicted with certainty;

(l)    in consideration of the Option, no claim or entitlement to compensation or damages shall arise from the Option resulting from termination of the Participant’s employment (for any reason whatsoever) and the Participant irrevocably releases the Company and its Subsidiaries or Affiliates from any such claim that may arise; if such claim is found by a court of competent jurisdiction to have arisen, then by signing or electronically accepting this Agreement, the Participant shall be deemed to have waived the Participant’s entitlement to pursue such claim;

(m)    unless otherwise provided in the Amended Plan or by the Company in its discretion, the Option and the benefits evidenced by this Agreement do not create any entitlement to have the Option or any such benefits transferred to, or assumed by, another company nor be exchanged, cashed out or substituted for, in connection with any corporate transaction affecting the shares of Stock;

(n)    unless otherwise agreed with the Company, the Option is not granted as consideration for, or in connection with, the service the Participant may provide as a director of a Subsidiary; and

(o)    neither the Company nor any of its Subsidiaries or Affiliates shall be liable for any change in the value of the Option, the amount realized upon exercise of the Option or the amount realized upon a subsequent sale of any shares of Stock acquired upon exercise of the Option, resulting from any fluctuation of the United States Dollar/local currency foreign exchange rate.
1.    Data Privacy.
The Company and the Employer hold and control certain personal information about the Participant, including, but not limited to, the Participant’s name, home address and telephone number, email address, date of birth, social insurance, passport or other identification number (e.g., resident registration number), salary, nationality, tax jurisdiction, job title, any shares of Stock or directorships held in the Company, details of all options, Restricted Stock Units or any other entitlement to shares of Stock or units awarded, canceled, purchased, vested, unvested or outstanding in the Participant's favor, for the purpose of managing and administering the Amended Plan (“Data”).
The Company and/or its Subsidiaries will transfer Data amongst themselves as necessary for the purpose of implementation, administration and management of the Participant’s participation in the Amended Plan, and the Company and its Subsidiaries may further transfer Data to any third parties assisting the Company in the implementation, administration and management of the Amended Plan. These recipients may be located in the European Economic Area, or elsewhere throughout the world, such as the United States. The Company will protect the Data by insuring that any such recipients are certified under the E.U.-U.S. Privacy Shield Framework or have entered into an agreement to hold or process such Data in compliance with Privacy Shield Principles, the E.U. Model Clauses or similar legislation of the country where the Participant resides, and will receive, possess, use, retain and transfer the Data, in electronic or other form, solely for the purposes of implementing, administering and managing the Participant’s participation in the Amended Plan, including any requisite transfer of such Data as may be required for the administration of the Amended Plan and/or the subsequent holding of shares of Stock on the Participant’s behalf to a broker or other third party with whom the Participant may elect to deposit any shares of Stock acquired pursuant to the Amended Plan. The Participant understands that he or she may request a list with the names and addresses of any potential recipients of the Data by contacting his or her local human resources representative.
Further, the Participant understands that he or she is providing the consents herein on a purely voluntary basis. If the Participant does not consent, or later seeks to revoke the Participant’s consent, the Participant’s employment status with the Employer will not be affected. The only consequence of refusing or withdrawing consent is that the Company would not be able to grant Restricted Stock Units, options or other equity awards to the Participant or administer or maintain such awards. Therefore, the Participant understands that refusing or withdrawing the Participant’s consent may affect the Participant’s ability to participate in the Amended Plan. For more information on the consequences of the Participant’s refusal to consent or withdrawal of consent, the Participant understands that he or she may contact the Participant’s local human resources representative.
The Participant may, at any time, exercise the Participant’s rights provided under applicable personal data protection laws, which may include the right to (a) obtain confirmation as to the existence of Data, (b) verify the content, origin and accuracy of Data, (c) request the integration, update, amendment, deletion, or blockage (for breach of applicable laws) of Data, (d) oppose, for legal reasons, the collection, processing or transfer of the Data that is not necessary or required for the implementation, administration and/or operation of the Amended Plan and the Participant’s participation in the Amended Plan, and (e) withdraw the Participant’s consent to the collection, processing or transfer of Data as provided hereunder (in which case the Restricted Stock Units, options or other equity awards will be null and void). The Participant may seek to exercise these rights by contacting the Participant’s local human resources representative.
Finally, upon request of the Company or the Employer, the Participant agrees to provide an executed data privacy consent form to the Company and/or the Employer (or any other agreements or consents that may be required by the Company and/or the Employer) that the Company and/or the Employer may deem necessary to obtain from the Participant for the purpose of administering the Participant’s participation in the Amended Plan in compliance with the data privacy laws in the Participant’s country, either now or in the future. The Participant understands and agrees that he or she will not be able to participate in the Amended Plan if the Participant fails to provide any such consent or agreement requested by the Company and/or the Employer
13.Insider Trading/Market Abuse Laws.
By participating in the Amended Plan, the Participant agrees to comply with the Company’s policy on insider trading. The Participant further acknowledges that the Participant may be subject to insider trading restrictions and/or market abuse laws, that may affect the Participant’s ability to accept, acquire, sell or otherwise dispose of shares of Stock or exercise the Option under the Amended Plan during such times the Participant is considered to have “inside information” regarding the Company as defined by the laws or regulations in the Participant’s country. Local insider trading laws and regulations may prohibit the cancellation or amendment of orders the Participant places before he or she possessed inside information. Furthermore, the Participant could be prohibited from (i) disclosing the inside information to any third party (other than on a “need to know” basis) and (ii) “tipping” third parties or causing them otherwise to buy or sell securities. The Participant understands that third parties include fellow employees. Any restrictions under these laws or regulations are separate from and in addition to any restrictions that may be imposed under any applicable Company insider trading policy. The Participant acknowledges that it is the Participant’s responsibility to comply with any applicable restrictions, and that the Participant should therefore consult his or her personal advisor on this matter.

14.Foreign Asset/Account Reporting and Exchange Control Requirements
The Participant acknowledges that the Participant’s country may have certain foreign asset and/or foreign account reporting requirements and exchange controls which may affect the Participant’s ability to acquire or hold shares of Stock acquired under the Amended Plan or cash received from participating in the Amended Plan (including from any dividends paid on shares of Stock or sales proceeds from the sale of shares of Stock) in a brokerage or bank account outside the Participant’s country. The Participant may be required to report such accounts, assets or transactions to the tax or other authorities in the Participant’s country. The Participant also may be required to repatriate sale proceeds or other funds received as a result of the Participant’s participation in the Amended Plan to the Participant’s country through a designated bank or broker within a certain time after receipt. The Participant acknowledges that it is the Participant’s responsibility to be compliant with such regulations, and the Participant should consult his or her personal legal advisor for any details.

15.Imposition of Other Requirements.
The Company reserves the right to impose other requirements on the Participant’s participation in the Amended Plan, on the Option and on any shares of Stock acquired under the Amended Plan, to the extent the Company or any of its Subsidiaries determine it necessary or advisable to comply with local laws, rules and/or regulations or to facilitate the operation and administration of the Option and the Amended Plan, and to require the Participant to sign any additional agreements or undertakings that may be necessary to accomplish the foregoing. The Participant agrees to take any and all actions, and consents to any and all actions taken by the Company and its Subsidiaries, as may be required to allow the Company and its Subsidiaries to comply with local laws, rules and regulations in the Participant’s country. In addition, the Participant agrees to take any and all actions as may be required to comply with the Participant’s personal obligations under local laws, rules and regulations in the Participant’s country.

16.Addendum.
This grant of the Option shall be subject to any special terms and conditions set forth in any Addendum to this Agreement for the Participant’s country of residence or employment, if different. Moreover, if the Participant relocates to one of the countries included in the Addendum, the special terms and conditions for such country will apply to the Participant, to the extent the Company determines that the application of such terms and conditions is necessary or advisable for legal or administrative reasons (or the Company may establish alternative terms and conditions as may be necessary or advisable to accommodate the Participant’s relocation). The Addendum constitutes part of this Agreement.
17.Electronic Delivery of Award Agreement.
The Company, in its sole discretion, may decide to deliver any documents related to current or future participation in the Amended Plan by electronic means. The Participant hereby consents to receive such documents by electronic delivery and agrees to participate in the Amended Plan through an online or electronic system established and maintained by the Company or a third party designated by the Company.

18.Language.
If the Participant has received this Agreement or any other document related to the Amended Plan translated into a language other than English and if the meaning of the translated version is different than the English version, the English version will control.

19.No Advice Regarding Grant.
The Company is not providing any tax, legal or financial advice, nor is the Company making any recommendations regarding the Participant’s participation in the Amended Plan, or the Participant’s acquisition or sale of the underlying shares of Stock. The Participant should consult with his or her own personal tax, legal and financial advisors regarding the Participant’s participation in the Amended Plan before taking any action related to the Amended Plan.
20.Confidentiality.
(a)    The Participant acknowledges and agrees that the Participant’s position and employment by the Company has required, and will continue to require, that the Participant have access to, and knowledge of, valuable and sensitive information relating to the Company and its business including, but not limited to, information relating to its products and product development; pricing; engineering and design specifications; trade secrets; customers; suppliers; employees; unique and/or proprietary software and source code; and marketing plans (collectively, “Confidential Information”).

(b)The Participant acknowledges and agrees that the Participant will keep in strict confidence, and will not, directly or indirectly, at any time during or after the Participant’s employment with the Company, disclose, furnish, disseminate, make available or use Confidential Information of the Company or its customers or suppliers, without limitation as to when or how the Participant may have acquired such information, other than in the proper performance of the Participant’s duties to the Company, unless and until such Confidential Information is or shall become general public knowledge through no fault of the Participant.
(c)Nothing contained in this Agreement shall limit the Participant’s ability to file a charge or complaint with the Equal Employment Opportunity Commission, the National Labor Relations Board, the Occupational Safety and Health Administration, the Securities and Exchange Commission or any other U.S. federal, state or local and/or non-U.S. governmental agency or commission (“Government Agencies”). Furthermore, this Agreement does not limit the Participant’s ability to communicate with any Government Agencies or otherwise participate in any investigation or proceeding that may be conducted by any Government Agency, including providing documents or other Company confidential information, without notice to the Company. This Agreement also does not limit the Participant’s right to receive an award for information provided to any Government Agencies. Pursuant to the Defend Trade Secrets Act of 2016, an individual may not be held criminally or civilly liable under any U.S. federal or state trade secret law for the disclosure of a trade secret that: (a) is made (i) in confidence to a U.S. federal, state, or local government official, either directly or indirectly, or to an attorney; and (ii) solely for the purpose of reporting or investigating a suspected violation of law; or (b) is made in a complaint or other document that is filed under seal in a lawsuit or other proceeding. Further, an individual who files a lawsuit for retaliation by an employer for reporting a suspected violation of law may disclose the employer's trade secrets to the attorney and use the trade secret information in the court proceeding if the individual: (a) files any document containing the trade secret under seal; and (b) does not disclose the trade secret, except pursuant to court order.

21.Non-Competition and Non-Solicitation.
(a)    For purposes of this Agreement, “Competition” by the Participant means engaging in, or otherwise directly or indirectly being employed by or acting as a consultant to, or being a director, officer, employee, principal, agent, shareholder, member, owner or partner of, anywhere in the world that competes, directly or indirectly, with the Company in the Business; provided, however, it shall not be a violation of this Agreement for the Participant to become the registered or beneficial owner of up to five percent (5%) of any class of share of any entity in Competition with the Company that is publicly traded on a recognized domestic or foreign securities exchange, provided that the Participant does not otherwise participate in the Business of such corporation.
(b)    For purposes of this Agreement, “Business” means the creation, development, manufacture, sale, promotion and distribution of vehicle electronics, transportation components, integrated systems and modules, electronic technology and other products and services that the Company engages in, or is preparing to become engaged in.
(c)    The Participant agrees that, during the Participant’s employment and for 18 months after the termination of the Participant’s employment by the Participant or by the Company for any reason, the Participant will not directly or indirectly engage in Competition with the Company.
(d)    The Participant agrees that, during the Participant’s employment and for 18 months after the termination of the Participant’s employment by the Participant or by the Company for any reason, the Participant will not directly or indirectly: (i) solicit for the Participant’s benefit or the benefit of any other person or entity, business of the same or of a similar nature to the Business from any customer that is doing business with the Company or that did business with the Company in the six months before the termination of the Participant’s employment; (ii) solicit for the Participant’s benefit or the benefit of any other person or entity from any known potential customer of the Company, business of the same or of a similar nature to the Business; (iii) otherwise interfere with the Business of the Company, including, but not limited to, with respect to any relationship or agreement between the Company and any supplier to the Company during the period of the Participant’s employment; or (iv) solicit for the Participant’s benefit or the benefit of any other person or entity, the employment or services of, or hire or engage, any individual who was employed or engaged by the Company during the period of the Participant’s employment.
(e)     The Participant acknowledges that the Company would suffer irreparable harm if the Participant fails to comply with Paragraph 20 or 21 of this Agreement, and that the Company would be entitled to any appropriate relief, including money damages, equitable relief and attorneys' fees. The Participant further acknowledges that enforcement of the covenants in Paragraph 21 is necessary to ensure the protection and continuity of the business and goodwill of the Company and that, due to the proprietary nature of the Business of the Company, the restrictions set forth in Paragraph 21 are reasonable as to geography, duration and scope.
22.Jurisdiction and Venue.
The parties agree that enforcement of this Agreement, including any legal actions for breach of this Agreement, may only be brought in a state or federal court located in Oakland

County or Wayne County, Michigan. The parties expressly agree that Michigan state and federal courts may properly exercise personal jurisdiction over them in any such litigation, and hereby waive any objections to personal jurisdiction and venue in: (a) any Michigan state court located in Wayne County or Oakland County, Michigan; or (b) the United States District Court for the Eastern District of Michigan.
1.    Incorporation by Reference.
The terms of the Amended Plan are expressly incorporated herein by reference. In the event of any conflict between this Agreement and the Amended Plan, the Amended Plan shall govern.
2.    Governing Law.
This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware, without reference to any conflict of laws principles thereof.
3.    Severability.
If any provision of the Agreement is held unenforceable, illegal or invalid for any reason, the unenforceability, illegality or invalidity will not affect the remaining provisions of the Agreement, and the Agreement is to be construed and enforced as if the unenforceable, illegal or invalid provision had not been inserted, and the provisions so held to be invalid, unenforceable or otherwise illegal shall be reformed to the extent (and only to the extent) necessary to make it enforceable, valid and legal.
4.    Waiver.
The waiver by the Company with respect to the Participant’s (or any other participant’s) compliance of any provision of this Agreement shall not operate or be construed as a waiver of any other provision of this Agreement, or of any subsequent breach by such party of a provision of this Agreement.
5.    Binding Effect; No Third Party Beneficiaries.
This Agreement shall be binding upon and inure to the benefit of the Company and the Participant, and to each of our respective heirs, representatives, successors and permitted assigns. Neither the terms of this Agreement nor the Amended Plan shall confer any rights or remedies upon any person other than the Company and the Participant and to each of our respective heirs, representatives, successor and permitted assigns.
6.    Amendment.
This Agreement may not be amended, modified, terminated or otherwise altered except by the written consent of the Company and the Participant.

7.    Counterparts.
This Agreement may be executed in one or more counterparts, each of which will be deemed to be an original but all of which together will constitute one and the same instrument.

ADDENDUM TO
NONQUALIFIED STOCK OPTION GRANT AGREEMENT
COUNTRY-SPECIFIC TERMS AND CONDITIONS

Capitalized terms used but not defined in this Addendum have the meanings set forth in the Amended Plan and/or in the Agreement.

TERMS AND CONDITIONS

This document (the “Addendum”) includes additional terms and conditions that govern the Nonqualified Stock Option granted under the Amended Plan if the Participant works and/or resides in one of the countries or jurisdictions listed below. If the Participant is a citizen or resident of a country other than the one in which the Participant currently is residing and/or working, transfers employment and/or residency after the Grant Date or is considered a resident of another country for local law purposes, the Company shall, in its discretion, determine to what extent the terms and conditions contained herein shall apply to the Participant (or, in the event of the Participant’s relocation, the Company may establish alternative terms and conditions as may be necessary or advisable to accommodate such relocation).
NOTIFICATIONS
This document also includes information regarding certain issues of which the Participant should be aware with respect to the Participant’s participation in the Amended Plan. The information is based on the securities, exchange control and other laws in effect in the respective countries as of January 2019. Such laws are often complex and change frequently. As a result, the Participant should not rely on the information noted in this document as the only source of information relating to the consequences of the Participant’s participation in the Amended Plan because the information may be out of date by the time the Participant exercises the Option or sells shares or Stock acquired under the Amended Plan.
In addition, the information contained herein is general in nature and may not apply to the Participant’s particular situation, and the Company is not in a position to assure the Participant of a particular result. Accordingly, the Participant should seek appropriate professional advice as to how the relevant laws in the Participant’s country may apply to his or her situation.
If the Participant is a citizen or resident of a country other than the one in which the Participant currently is residing and/or working, transfers employment and/or residency after the Grant Date or is considered a resident of another country for local law purposes, the notifications contained herein may not apply to the Participant.
European Union (“EU”) / European Economic Area (“EEA”)

Data Privacy. If the Participant resides and/or performs services in the EU/EEA, Paragraph 12 of the Agreement shall be replaced with the following:

The Company, with its registered address at One Village Center Drive, Van Buren Township, Michigan 48111, U.S.A., is the controller responsible for the processing of the Participant’s personal data by the Company and the third parties noted below.
(a)    Data Collection and Usage. Pursuant to applicable data protection laws, the Participant is hereby notified that the Company collects, processes and uses certain personally-identifiable information about the Participant for the legitimate interest of implementing, administering and managing the Amended Plan and generally administering equity awards; specifically, including the Participant’s name, home address, email address and telephone number, date of birth, social insurance number or other identification number, salary, citizenship, job title, any shares of Stock or directorships held in the Company, and details of all Restricted Stock Units, options or any other entitlement to shares of Stock awarded, canceled, exercised, vested, or outstanding in the Participant’s favor, which the Company receives from the Participant or the Employer (“Personal Data”). In granting options under the Amended Plan, the Company will collect Personal Data for purposes of allocating shares of Stock and implementing, administering and managing the Amended Plan. The Company’s legal basis for the collection, processing and use of Personal Data is the necessity of the processing for the Company to perform its contractual obligations under this Agreement and the Amended Plan and the Company’s legitimate business interests of managing the Amended Plan, administering employee equity awards and complying with its contractual and statutory obligations.

(b)    Stock Plan Administration Service Provider. The Company transfers Personal Data to Fidelity Stock Plan Services, an independent service provider based in the United States, which assists the Company with the implementation, administration and management of the Amended Plan. In the future, the Company may select a different service provider and share Personal Data with another company that serves in a similar manner. The Company’s service provider will open an account for the Participant to receive and trade shares of Stock. The Participant will be asked to agree on separate terms and data processing practices with the service provider, which is a condition to the Participant’s ability to participate in the Amended Plan. The processing of Personal Data will take place through both electronic and non-electronic means. Personal Data will only be accessible by those individuals requiring access to it for purposes of implementing, administering and operating the Amended Plan.

(c)    International Data Transfers. The Company and its service providers are based in the United States. The Participant’s country or jurisdiction may have different data privacy laws and protections than the United States. For example, the European Commission has issued only a limited adequacy finding with respect to the United States that applies only to the extent companies register for the EU-U.S. Privacy Shield program. Alternatively, an appropriate level of protection can be achieved by implementing safeguards such as the Standard Contractual Clauses adopted by the EU Commission. Personal Data will be transferred from the EU/EEA to the Company and onward from the Company to any of its service providers based on the EU Standard Contractual Clauses or, if applicable, registration with the EU-U.S. Privacy Shield program. The Participant may request a copy of such appropriate safeguards by contacting his or her local human resources department.

(d)    Data Retention. The Company will use Personal Data only as long as is necessary to implement, administer and manage the Participant’s participation in the Amended Plan or as required to comply with legal or regulatory obligations, including tax and securities laws. When the Company no longer needs Personal Data, the Company will remove it from its systems. If the Company keeps Personal Data longer, it would be to satisfy legal or regulatory obligations and the Company’s legal basis would be for compliance with relevant laws or regulations.

(e)    Data Subject Rights. The Participant may have a number of rights under data privacy laws in the Participant’s country. For example, the Participant’s rights may include the right to (i) request access or copies of Personal Data the Company processes, (ii) request rectification of incorrect Personal Data, (iii) request deletion of Personal Data, (iv) place restrictions on processing of Personal Data, (v) lodge complaints with competent authorities in the Participant’s country, and/or (vi) request a list with the names and addresses of any potential recipients of Personal Data. To receive clarification regarding the Participant’s rights or to exercise the Participant’s rights, the Participant may contact his or her local human resources department.
Germany
No country-specific provisions.
United Kingdom
Withholding of Taxes. Without limitation to Paragraph 6 of the Agreement, the Participant hereby agrees that the Participant is liable for all Tax-Related Items and hereby covenants to pay all such Tax-Related Items, as and when requested by the Company, the Employer or by Her Majesty’s Revenue & Customs (“HMRC”) (or any other tax authority or any other relevant authority). The Participant also hereby agrees to indemnify and keep indemnified the Company and the Employer against any Tax-Related Items that they are required to pay or withhold on the Participant’s behalf or have paid or will pay to HMRC (or any other tax authority or any other relevant authority).

Notwithstanding the foregoing, if the Participant is a director or executive officer of the Company (within the meaning of Section 13(k) of the Exchange Act), the Participant may not be able to indemnify the Company or the Employer for the amount of any income tax not collected from or paid by the Participant, as it may be considered a loan. In this case, the amount of any income tax not collected within 90 days after the end of the U.K. tax year in which the event giving rise to the Tax-Related Items occurs may constitute an additional benefit to the Participant on which additional income tax and national insurance contribution may be payable. The Participant understands that the Participant will be responsible for reporting and paying any income tax due on this additional benefit directly to HMRC under the self-assessment regime and for reimbursing the Company and/or the Employer for the value of any employee national insurance contribution due on this additional benefit, which may be recovered from the Participant’s by the Company or the Employer by any of the means referred to in Paragraph 6 of the Agreement.
Exclusion of Claim. The Participant hereby acknowledges and agrees that the Participant will have no entitlement to compensation or damages insofar as such entitlement arises or may arise from the Participant ceasing to have rights under or to be entitled to options, whether or not as a result of termination of employment (whether such termination is in breach of contract or otherwise), or from the loss of diminution in value of the options. Upon the grant of the options, the Participant shall be deemed to have waived irrevocably such entitlement.